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                                                                    Exhibit 10.8

                               W.P.CAREY & CO. LLC
                           W.P.CAREY INTERNATIONAL LLC
                          AMENDED EMPLOYMENT AGREEMENT

     THIS AGREEMENT, made as of the 21st day of March, 2003 between W. P. Carey International LLC (the "Company"), W. P. Carey & Co. LLC ("WPC LLC" and together with the Company, the "Companies"), both Delaware Limited Liability Companies at 50 Rockefeller Plaza, New York, NY 10020, and Edward V. LaPuma (the "Partner"). This agreement shall be considered in full effect as of January 1st, 2003 (the "Effective Date").

                                   WITNESSETH:

     WHEREAS, Partner has previously provided or is currently providing services to the Companies;

     WHEREAS, Partner is currently under obligation to be employed by WPC LLC under Partner's employment agreement dated June 28th, 2000 (the "LLC Agreement", attached as Exhibit F);

     WHEREAS, the terms of the LLC Agreement shall remain in full effect, except as expressly provided and/or modified herein; and

     WHEREAS, the Companies wish to assure themselves of the continued availability of Partner's services, and Partner is willing to give such assurance in return for the benefits described herein;

     NOW, THEREFORE, incorporating the foregoing and intending to be legally bound hereby, the Companies hereby agree to employ Partner, and Partner hereby agrees to be employed by the Companies upon the following additional and / or modified terms and conditions:

     1. LLC AGREEMENT. Except as expressly provided and/or modified herein, the terms of the LLC Agreement shall remain in full force and effect.

     2. OFFICE AND DUTIES.

     (a) Partner shall serve the Company as Managing Director and Chief Acquisitions Officer. It is the intention of the Company that Partner will one day succeed the current Chairman and Chief Executive Officer of the Company. In the event that Partner does not succeed the current Chairman and Chief Executive Officer for any reason other than by determination by a majority of the then members of the WPCI Board of Directors, as hereinafter defined, that Partner has displayed willful gross negligence, dishonesty, or gross incompetence while carrying out his duties for the Company, then Partner will be entitled to an award of $1,000,000. Such an award will also be payable should (prior to any determination by the WPCI Board of Directors pursuant to the preceding sentence) any individual, with the exception of William Polk Carey or Francis J. Carey, be allowed to hold a position senior to Partner, or should operations of the Company be materially different than as described in the Terms of Relationship (as attached as Exhibit B).

     (b) Except to the extent that Partner shall otherwise be performing services for one or more entities that are affiliated with the Company ("Affiliates"), Partner will require consent of the WPCI Board of Directors before serving on the board of directors of any business corporation.

     3. TERM. The Service Period shall be extended to end on December 31st, 2008, unless sooner terminated as provided hereinafter and in the LLC Agreement.

     4. COMPENSATION. During the Service Period, Partner shall receive cash compensation in the form of an annual Base Salary at the rate of $200,000, with any additional compensation to be

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deemed Incentive Compensation (Base Salary and Incentive Compensation, together, constitute "Total Annual Compensation"). During the Service Period, Partner will receive a draw in the amount of $250,000, which shall offset any Incentive Compensation payable to the Partner, payable in accordance with the Company's normal payroll practices. At any time, the WPCI Board of Directors may review Partner's Total Annual Compensation and may adjust such compensation upward or downward by an amount it determines to be appropriate. It is acknowledged that Partner will continue to serve the interests of the Companies consistent with the terms described in the Terms of Relationship memo relating to Partner's employment, and that the opportunity to earn Incentive Compensation from WPC LLC will continue until December 31, 2003 in a manner consistent with Partners previous Incentive Compensation opportunities from WPC LLC.

     5. GRANT OF COMMON INTERESTS. The Company shall grant Partner 1,000,000 interests which shall entitle Partner to share in both the capital and profits in the Company on the same basis as the existing members (the "Common Interests", of which there currently exists 10,000,000 outstanding), and which shall be governed by the terms for Equity Grant as established and defined in the existing LLC Agreement and related equity award agreement, with the following exceptions:

     (a) The value of these interests is deemed to be $0.25 per Common Interest.

     (b) While Partner will enjoy all the benefits of ownership and rights associated with the Common Interests granted, such Common Interests shall vest in five (5) equal annual installments, with the first such installment considered vested as of December 31st, 2003, and the remaining four installments vesting on each December 31st occurring thereafter, subject to treatment as provided in the existing LLC Agreement and related equity award agreement for Equity Grants.

     6. EQUITY OPTION GRANT. Partner has been granted an option to purchase 1,000,000 Common Interests in the Company (the "Options"), and which shall be governed by the terms for Equity Option Grant as established in the existing LLC Agreement and related option agreement, with the following modification:

     (a) While Partner will enjoy all the benefits and rights associated with the Equity Options granted, such Equity Options shall vest in five (5) equal annual installments, with the first such installment considered vested as of December 31st, 2003, and the remaining four installments vesting on each December 31st thereafter; subject to treatment as provided in the existing LLC Agreement and related option agreement for Equity Options Grants. Such Equity Options shall remain exercisable for a period of 10 years following the date of their first vesting, and have a strike price of $1.00.

     7. LIQUIDITY. Given that liquidity for the Partners Common Interests and Equity Option Grants in the Company are no longer available as originally contemplated due to the Parent / Subsidiary Transaction (as a result of the resolutions of the WPC LLC Board of Directors approved on March 19th, 2003), Partner shall be able to achieve liquidity in accordance with the following liquidity provision:

     (a) Partner maintains the right to put his total vested Common Interests and exercised Equity Option Grants to WPC LLC upon the earlier of an event in which Equity Acceleration is payable or on or after December 31st, 2012.

          (i) The price for the Common Interests mentioned above (including Common Interests acquired through exercised Equity Option Grants) will be determined by an independent appraiser, with both such appraiser and valuation method to be mutually acceptable to the Companies and Partner, and without discount for minority interest. If the Companies and Partner cannot agree on an appraiser and valuation method within thirty (30) days from Partner's notice of desire to exercise the liquidity provision, then each party shall choose an appraiser and their respective appraisers shall select a third appraiser to perform the valuation using a valuation method (without discount for minority interest) that the third appraiser deems appropriate (this section 7(a)(i) in its entirety shall hereinafter be referred to as the "Valuation".)


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          (ii) The value of the Common Interests and Equity Option Grants shall be paid in shares of WPC LLC, which WPC LLC shares shall be valued by reference to the average between the reported high and low trading prices of such shares for the 30 day period immediately preceding payment to the Partner, or if said shares are unavailable, in another form of payment mutually acceptable to the Companies and Partner; provided, however, if remuneration is provided for in shares of WPC LLC, such shares cannot be sold for a period of one (1) year after receipt by Partner.

     8. TERMINATION OF SERVICE. The terms of the LLC Agreement with respect to Termination of Services, including the process, procedure and persons responsible for determining the basis for and deciding disputes relating to termination, shall remain in effect, with the modification being that a material change in the operations of the Company from that which is described in the Terms of Relationship memo shall constitute the right for Partner to Terminate with Good Reason.

     (a) In the event of Termination with Good Reason, in addition to the actions and effects as agreed to in the LLC Agreement, Partner shall have the right to put all interests in the Company back to WPC LLC in return for shares of WPC LLC, or if shares are unavailable, for a method of payment acceptable to the Companies and Partner. The value of Partners interests shall be calculated per the Valuation method as set forth in Section 7(a)(i) above, provided, however, that such appraisers shall assume for purposes of the Valuation that the event giving rise to the Termination for Good Reason had not occurred. If Partner receives shares in WPC LLC in exchange for his interests in connection with an event of Termination for Good Reason, such shares may not be sold for a period of one (1) year after receipt by Partner.

     9. DEFINITIONS. For purposes of this document capitalized terms shall have the meanings as defined in the LLC agreement, with the exception or addition of those described below:

     "CHANGE OF CONTROL" shall mean "Change of Control" as then defined in the W.P. Carey & Co. LLC 1997 Share Incentive Plan, and/or any sale by WPC LLC of shares representing in the aggregate more than 50% of the equity of the Company.

     "TERMS OF RELATIONSHIP" shall mean the document as attached as Exhibit B.

     "WPCI BOARD OF DIRECTORS" shall mean the Board of the Company, which is initially comprised of Wm. Polk Carey, Francis J. Carey, Gordon F. DuGan, Lawrence R. Klein, Edward V. LaPuma, and Reginald Winssinger.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered on the date first above written.

                                        ON BEHALF OF W.P. CAREY & CO. LLC


/s/ Edward V. LaPuma                    /s/ William P. Carey
-------------------------------------   ----------------------------------------
Partner                                 William P. Carey


                                        ON BEHALF OF W. P. CAREY INTERNATIONAL
                                        LLC


                                        /s/ William P. Carey
                                        ----------------------------------------
                                        William P. Carey


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